Filed Pursuant to Rule 433
                                                         File No.: 333-137620-04


The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the depositor or any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-422-2006.

                         THE SERIES 2007-1 CERTIFICATES

                Initial       Pass-
               Principal     Through
    Class      Balance(1)     Rate           Principal Types                  Interest Types                 CUSIP
--------------------------------------------------------------------------------------------------------------------------
Offered
Certificates
Class A-1      $125,000,000    (2)    Super Senior, Sequential Pay  Floating Rate                         94984WAA0
Class A-2         (3)          (2)    Senior, Notional Amount       Inverse Floating Rate, Interest       94984WAB8
                                                                    Only
Class A-3      $127,861,000  5.750%   Senior, Sequential Pay        Fixed Rate                            94984WAC6
Class A-4      $104,283,000  5.750%   Super Senior, Sequential Pay  Fixed Rate                            94984WAD4
Class A-5       $50,000,000  5.750%   Senior, Lockout               Fixed Rate                            94984WAE2
Class A-6        $2,719,000  5.500%   Senior, Sequential Pay        Fixed Rate                            94984WAF9
Class A-7        $2,719,000  6.000%   Senior, Sequential Pay        Fixed Rate                            94984WAG7
Class A-8       $33,682,000  5.750%   Super Senior, Lockout         Fixed Rate                            94984WAH5
Class A-9       $10,802,000  5.750%   Super Senior Support, Lockout Fixed Rate                            94984WAJ1
Class A-10     $117,692,000  5.750%   Senior, Pass-Through          Fixed Rate                            94984WAK8
Class A-PO         $691,403  0.000%   Senior, Ratio Strip           Principal Only                        94984WAL6
Class A-R               $25  5.750%   Senior, Sequential Pay        Fixed Rate                            94984WAM4

Class B-1       $17,128,000  5.750%   Subordinated                  Fixed Rate                            94984WAN2
Class B-2        $3,606,000  5.750%   Subordinated                  Fixed Rate                            94984WAP7
Class B-3        $1,803,000  5.750%   Subordinated                  Fixed Rate                            94984WAQ5
Non-Offered
Certificates
Class B-4        $1,202,000  5.750%   Subordinated                  Fixed Rate                            94984WAR3
Class B-5          $901,000  5.750%   Subordinated                  Fixed Rate                            94984WAS1
Class B-6          $902,212  5.750%   Subordinated                  Fixed Rate                            94984WAT9

-----------------
(1)   Approximate. The initial principal balances are subject to adjustment.
(2) The following table describes the methodology for determining the pass-through rate for the floating rate and inverse floating rate certificates.

                        Initial Pass-      Pass-Through      Minimum Pass-Through      Maximum Pass-
Class                    Through Rate      Rate Formula              Rate              Through Rate
------------------ --------------------------------------------------------------------------------------
Class A-1*                  5.750%        LIBOR + 0.600%            0.600%                5.750%
Class A-2                   0.000%        5.150% - LIBOR            0.000%                5.150%


      * In addition, under certain circumstances, the Class A-1 Certificates are entitled to amounts received under a yield maintenance agreement.

(3) The Class A-2 Certificates are interest only certificates, have no principal balance and will bear interest on their notional amount, initially approximately $125,000,000.

Allocation of Amount to be Distributed on the Class A Non-PO Certificates

   On each Distribution Date occurring prior to the Subordination Depletion Date, the Class A Non-PO Principal Distribution Amount will be allocated among and distributed in reduction of the Principal Balances of the Class A Non-PO Certificates, sequentially, as follows:

   first, to the Class A-R Certificates; and

   second, concurrently, as follows:

       (a) approximately 79.5232080284%, sequentially, as follows:

            (i) concurrently, to the Class A-5, Class A-8 and Class A-9 Certificates, pro rata, up to the Priority Amount for such Distribution Date;

            (ii) up to the lesser of (x) 99.00% of the amount available to be distributed pursuant to this clause (ii) on such Distribution Date and (y) $3,232,990, sequentially, as follows:

                  (A) to the Class A-3 Certificates up to the lesser of (x) 99.00% of the amount available to be distributed pursuant to this clause (A) on such Distribution Date and (y) $1,577,071; and

                  (B) sequentially, to the Class A-4 and Class A-3 Certificates;

            (iii) to the Class A-1 Certificates;

            (iv) to the Class A-3 Certificates up to the lesser of (x) 99.00% of the amount available to be distributed pursuant to this clause (iv) on such Distribution Date and (y) $1,577,071 less any amounts distributed pursuant to priority second clause (a)(ii)(A) above;

            (v) sequentially, to the Class A-4 and Class A-3 Certificates;

            (vi) concurrently, to the Class A-6 and Class A-7 Certificates, pro rata; and

            (vii) concurrently, to the Class A-5, Class A-8 and Class A-9 Certificates, pro rata; and

       (b) approximately 20.4767919716%, to the Class A-10 Certificates.

   The "Priority Amount" for any Distribution Date means the sum of (a) the product of (i) the Priority Percentage, (ii) the Shift Percentage and (iii) the Scheduled Principal Amount and (b) the product of (i) the Priority Percentage,
(ii) the Prepayment Shift Percentage and (iii) the Unscheduled Principal Amount.

   The "Priority Percentage" means the sum of the Principal Balances of the Class A-5, Class A-8 and Class A-9 Certificates divided by the Aggregate Non-PO Principal Balance.

   The "Scheduled Principal Amount" means the sum for each outstanding Mortgage Loan (including each defaulted Mortgage Loan with respect to which the related Mortgaged Property has been acquired by the Trust Estate) of the product of (A) the Non-PO Fraction for such Mortgage Loan and (B) the sum of the amounts for such Mortgage Loan described in clauses B(i) and B(iv) of the definition of "Class A Non-PO Optimal Principal Amount," but without such amounts being multiplied by the Class A Percentage.

   The "Unscheduled Principal Amount" means the sum for each outstanding Mortgage Loan (including each defaulted Mortgage Loan with respect to which the related Mortgage Property has been acquired by the Trust Estate) of the product of (A) the Non-PO Fraction for such Mortgage Loan and (B) the sum of the amounts for such Mortgage Loan described in clauses B(ii) and B(iii) of the definition of "Class A Non-PO Optimal Principal Amount," but without such amounts being multiplied by the Class A Prepayment Percentage.

   The "Shift Percentage" for any Distribution Date will be the percentage indicated below:

                                                                        Shift
                  Distribution Date Occurring In                     Percentage
------------------------------------------------------------------- ------------
February 2007 through January 2012                                          0%
February 2012 and thereafter                                              100%

   The "Prepayment Shift Percentage" for any Distribution Date will be the percentage indicated below:

                                                                     Prepayment
                                                                        Shift
                  Distribution Date Occurring In                     Percentage
------------------------------------------------------------------- ------------
February 2007 through January 2012                                          0%
February 2012 through January 2013                                         30%
February 2013 through January 2014                                         40%
February 2014 through January 2015                                         60%
February 2015 through January 2016                                         80%
February 2016 and thereafter                                              100%